Exhibit 10.3

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD
UNDER THE PROVISIONS OF THE
CYRUSONE RESTATED 2012 LONG TERM INCENTIVE PLAN

Name of Employee:                        «Employee_Name»

Award Date:                            [_________, 2017]

Target PSU Award                        «Target »

First Performance Period:                     1/1/17 to 12/31/17

Second Performance Period:                1/1/17 to 12/31/18

Third Performance Period:                    1/1/17 to 12/31/19

Pursuant to the provisions of the CyrusOne Restated 2012 Long Term Incentive Plan (as in effect from time to time (the “Plan”)), the Board of Directors of CyrusOne Inc. hereby grants to the employee named above (“you” or the “Employee”) on the date noted above (the “Award Date”) an award (the “Award”) of performance-based Restricted Stock Units (“PSUs”) with respect to the common stock of CyrusOne Inc., on and subject to the terms of the Plan and your agreement to the terms, conditions and restrictions contained herein and subject to the achievement of certain performance-based vesting criteria as set forth on Exhibit A. Capitalized terms used in this performance-based Restricted Stock Unit award agreement (this “Agreement”) that are not defined in this Agreement have the meanings as used or defined in the Plan.

1.Performance Vesting. The number of PSUs you are eligible to earn with respect to each Performance Period listed above will depend on the extent to which the applicable performance-based vesting criteria (each, a “Performance Goal”) for such Performance Period are satisfied, determined pursuant to the calculation methodology set forth in Exhibit A. As soon as reasonably practicable following the completion of the applicable Performance Period, the Committee shall determine the extent to which the designated Performance Goal(s) have been satisfied for the applicable Performance Period, and shall calculate and certify in writing the number of PSUs that you have earned (“Earned PSUs”) with respect to such Performance Period. Except as otherwise provided in any Employment Agreement (as defined in Section 13 hereof) or provided in Section 2, 3, or 4 hereof, Earned PSUs with respect to the First Performance Period, Second Performance Period and Third Performance Period shall become vested on February 28, 2018, February 28, 2019 and February 28, 2020, respectively, provided that you remain continuously employed by the Company through such vesting date.

2.Vesting Upon Death. Except as otherwise provided in any Employment Agreement, in the event of your death while an Employee, the number of PSUs (rounded up to the nearest whole PSU) that bears the same ratio to the Target PSU Award as the number of days from the Award Date through the date of your death bears to 1,096 will be deemed to be Earned PSUs. You will become vested in such Earned PSUs as of the date of your death. Any PSUs that are not deemed to be Earned PSUs pursuant to the calculation described in the preceding sentence shall be forfeited to CyrusOne as of your date of death in accordance with the terms of Section 5 hereof.

3.Vesting Upon Disability. If pursuant to the applicable disability provision of any Employment Agreement, you become disabled and as a result thereof cease to be an Employee or, if no such provision exists or you are not party to an Employment Agreement, you become disabled to such extent that you are unable to perform the usual duties of your job for a period of 12 consecutive weeks or more and, as the result thereof, the Committee approves the termination of your employment within the 12-month period following the first day of such 12 consecutive week period, then, the number of PSUs (rounded up to the nearest whole PSU) that bears the same ratio to the Target PSU Award as the number of days from the Award Date through the date of your termination of employment bears to 1,096 will be deemed to be Earned PSUs. You will become vested in such Earned PSUs as of the date of your termination of employment. Any PSUs that are not deemed to be Earned PSUs pursuant to the calculation described in the preceding sentence shall be forfeited to CyrusOne as of the date of your termination of employment in accordance with the terms of Section 5 hereof.

4.Vesting Upon Termination of Employment After a Change in Control. If a Change in Control occurs, and the acquiring corporation either assumes this award of PSUs, or substitutes new awards with respect to stock of the acquiring corporation, none of the PSUs will be deemed earned or vested upon the Change in Control; provided, however, that subject to the terms of any Employment Agreement and notwithstanding any other provision of this Agreement to the contrary, in the event that within twelve months following a Change in Control your employment is terminated by the Company other than for Cause (as defined below), then 200% of the Target PSU Award, less any Earned PSUs that have already been paid pursuant to Section 6 below, will be deemed to be Earned Awards, and will become vested as of the date of your termination of employment. In the event a Change in Control occurs and the acquiring corporation does not assume this award of PSUs or provide substitute awards, then 200% of the Target PSU Award, less any Earned PSUs that have already been paid pursuant to Section 6 below, will be deemed to be Earned Awards, and will become vested as of the date of your termination of employment.

For purposes of this Agreement, “Cause” shall have the meaning set forth in any Employment Agreement, or, if you do not have an Employment Agreement, shall mean the occurrence of any one of the following: (i) your material dereliction of your duties, your gross negligence or substantial failure to perform your duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) your engaging in (A) misconduct that is materially injurious to the Company or (B) illegal conduct;

(iii) your material breach of any written agreement by and between you and the Company; (iv) your violation of any material provision of the Company’s Code of Business Conduct and Ethics; or (v) your willful failure to cooperate in good faith with an investigation by any governmental authority.

5.Forfeiture. Except as otherwise determined by the Committee or provided in Sections 1, 2, 3 or 4 or any Employment Agreement, any PSUs that are not Earned PSUs and that are not vested on the date of your termination of employment shall be forfeited.

6.Settlement. Earned PSUs shall be settled no later than 60 days after such Earned PSUs become vested in accordance with Sections 1, 2, 3 or 4 above by delivering to you a number of shares of CyrusOne Inc. common stock (“Shares”) equal to the number of such vested Earned PSUs. The Company may deliver the Shares by delivery of physical certificates or by certificate-less book-entry issuance.

7.Voting. You shall not have any voting rights with respect to the PSUs prior to the issuance of Shares in settlement of vested Earned PSUs. Upon settlement of the Earned PSUs and issuance of Shares, you will be entitled to all rights of a shareholder.

8.Dividend Equivalents. Each PSU granted hereunder is hereby granted in tandem with a corresponding right to receive an amount equal to each dividend that is made by the Company in respect of a Share underlying the PSU to which such dividend relates (a “Dividend Equivalent”). Any such amounts shall be accrued, and to the extent an PSU to which such Dividend Equivalent relates becomes a vested Earned PSU, shall be paid in a single lump sum on the same date that such vested Earned PSU is paid in accordance with Section 6. Any Dividend Equivalent granted in tandem with an PSU shall terminate upon the forfeiture of such PSU or the payment of an Earned PSU, as applicable. Any Dividend Equivalents payable under the Plan will be treated as separate payments from the underlying PSUs for purposes of Section 409A. There will be no reinvestment option or earned interest credits on any Dividend Equivalent.

9.Employment. For purposes of this Agreement, you shall be deemed to be an “Employee” while, and only while, you are in the employ of the Company and considered to be employed under the policies and procedures (including the payroll and withholding procedures) of the Company. In this regard, the granting of this Agreement does not constitute a contract of employment and does not give you the legal right to be continued as an Employee.

10.Interpretation. You acknowledge that the Committee has the authority to construe and interpret the terms of the Plan and this Agreement if and when any questions of meaning arises under the Plan or this Agreement, and any such construction or interpretation shall be binding on you, your heirs, executors, administrators, personal representatives and any other persons having or claiming to have an interest in the Shares.

11.Withholding. You are responsible for all federal, state and local income and employment taxes payable with respect to the PSUs and the delivery of Shares upon settlement of Earned PSUs. Unless you otherwise make arrangements satisfactory to the Company regarding the payment of any such tax, upon vesting of the Earned PSUs, the Company shall withhold a number of Shares having a market value equal to the amount of taxes required to be withheld. Otherwise, the Company may, at its discretion and to the extent it determines is necessary to pay such withholding tax amount, withhold any such withholding tax amount from your salary or any other compensation payable to you.

12.Notices. All notices and other communications to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, first class postage prepaid, and addressed to the General Counsel of the Company at the Company’s principal corporate office, or to the employee at the address on file with the Company, or to any other address as to which notice has been given in the manner herein provided.

13.Effect of Employment Agreement. Notwithstanding any of the terms of the foregoing sections of this Agreement, if the provisions of a written employment agreement between you and the Company (any such agreement, an “Employment Agreement”) would require that the PSUs be vested earlier than when such PSUs are vested under the terms of the foregoing sections of this Agreement, then such Employment Agreement provisions shall control (and shall be deemed an amendment to this Agreement and incorporated herein by reference). In the event of any conflict between the terms of the Plan, on the one hand, and the terms of this Agreement or any Employment Agreement, on the other hand, the terms of the Plan shall govern. In the event of any conflict between the terms of this Agreement and the terms of any Employment Agreement, the terms of such Employment Agreement shall govern.

14.Miscellaneous.

(a)This Agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns. Subject to the provisions of the Plan and any applicable Employment Agreement, this Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall be construed and interpreted in accordance with the laws of the State of Texas. If any provisions of this Agreement shall be deemed to be invalid or void under any applicable law, the remaining provisions hereof shall not be affected thereby and shall continue in full force and effect.

(b)In consideration of the Shares granted to you pursuant to this Agreement, you agree to execute (via electronic grant acceptance) the Non-Disclosure and Non-Competition Agreement attached as Exhibit B (the “Non-Competition Agreement”).

(c)The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement prospectively or retroactively; provided, however, that any such waiver, amendment, alteration, suspension, discontinuance, cancelation or termination that would materially and adversely impair your rights hereunder shall not to that extent be effective without your consent (it being understood, notwithstanding the foregoing proviso, that this Agreement and the Shares shall be subject to the provisions of Sections 17, 18 and 20 of the Plan).
(d)In the event of any adjustments in authorized Shares as provided in Article 18 of the Plan, the number of PSUs and Shares or other securities to which you are entitled pursuant to this Agreement shall be appropriately adjusted or changed to reflect such change, provided that any such additional PSUs, Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.
(e)Unless the Committee specifically determines otherwise, the PSUs are personal to you and the PSUs may not be sold, assigned, transferred, pledged or otherwise encumbered other than by will or the laws of descent and distribution. Any such purported transfer or assignment shall be null and void.

(f)All disputes, controversies and claims arising between you and CyrusOne concerning the subject matter of this Agreement or the Plan shall be settled by arbitration in accordance with the rules and procedures of the American Arbitration Association in effect at the time that the arbitration begins, to the extent not inconsistent with this Agreement or the Plan. The location of the arbitration shall be Dallas, Texas or such other place as the parties to the dispute may mutually agree. In rendering any award or ruling, the arbitrator or arbitrators shall determine the rights and obligations of the parties according to the substantive and procedural laws of the State of Texas. The arbitration shall be conducted by an arbitrator selected in accordance with the aforesaid arbitration procedures. Any arbitration pursuant to this Section 14(f) shall be final and binding on the parties, and judgment upon any award rendered in such arbitration may be entered in any court, Federal or state, having jurisdiction. The parties to any dispute shall each pay their own costs and expenses (including arbitration fees and attorneys’ fees) incurred in connection with arbitration proceedings and the fees of the arbitrator shall be paid in equal amounts by the parties. Nothing in this Section 14(f) shall preclude you or CyrusOne from seeking temporary injunctive relief from any Federal or state court located within the State of Texas in connection with or as a supplement to an arbitration hereunder.

(g)This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The counterparts shall constitute one and the same instrument, which shall be sufficiently evidenced by any one thereof. Headings used throughout this Agreement are for convenience only and shall not be given legal significance. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “but not limited to”. The term “or” is not exclusive.
(h)This Agreement and this award of PSUs is intended to satisfy the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and any regulations or guidance that may be adopted thereunder from time to time and shall be interpreted by the Committee as it determines necessary or appropriate in accordance with Section 409A to avoid a plan failure under Section 409A(a)(1). To ensure compliance with Section 409A, (i) under all circumstances, vested PSUs that have not otherwise been forfeited shall be settled by delivery of the Shares (or if applicable, cash) no later than March 15th of the year following the year in which the PSUs vest, and (ii) this Agreement is subject to the provisions of Section 21.11 of the Plan (including the six-month delay, if applicable). Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company, and in no event may the Employee, directly or indirectly, designate the calendar year of any payment. This Section 14(h) does not create any obligation on the part of the Company to modify the terms of this Agreement or the Plan and does not guarantee that the PSUs or the delivery of Shares upon settlement of the PSUs will not be subject to taxes, interest and penalties or any other adverse tax consequences under Section 409A. The Company will have no liability to you or any other party if the PSUs, the delivery of Shares (or cash) upon settlement of the PSUs or any other payment hereunder that is intended to be exempt from, or compliant with, Section 409A, is not so exempt or compliant or for any action taken by the Committee with respect thereto.

15.Electronic Delivery and Acceptance of Award. By accepting this Award, you agree to participate in the Plan through an on-line or electronic system maintained by the Company or a third party designated by the Company and to accept electronic delivery of any documents, communications or other information that the Company may be required to deliver in connection with the Plan or this Award. Electronic delivery of a document may be via e-mail or by reference to a location on the Company’s intranet site or the internet site of a designated third-party vendor involved in administering the Plan. This Award and Agreement (including any Schedules or Exhibits attached hereto or incorporated by reference herein) can be accepted and signed via your on-line equity account accessible at https://www.benefits.ml.com.  Please note that if you do not accept the Award (including the Non-Disclosure and Non-Competition Agreement attached as Exhibit B) within 30 days of the Award Date, the Award may be forfeited.

EXHIBIT A

Performance Vesting Requirements

The Performance Periods and Target PSU Award are set forth on the first page of this Agreement. Capitalized terms shall have the meanings set forth in the Agreement or this Exhibit A.

The Earned PSUs with respect to each separate Performance Period shall be determined by multiplying the number of Target Units for each Performance Period by the Payout % that corresponds to the TSR Achievement reached for such Performance Period, all as set forth below in the Tables 1, 2 and 3. TSR Achievement will be measured on a cumulative basis for each of the three years. Straight line interpolation (to the nearest one-tenth (1/10) of a percent) will be applied to determine the applicable Payout % where the TSR Achievement falls between the performance levels set forth below in the Tables 1, 2 and 3. No amount will be earned if the TSR Achievement is below the threshold level. If the TSR Achievement is in excess of the maximum level, the maximum award will not exceed 100% of the Target Units for the January 1, 2017 – December 31, 2017 and January 1, 2017 – December 31, 2018 Performance Periods, or 200% of the Target Units for the January 1, 2017 – December 31, 2019 Performance Period. If the Company TSR exceeds the Index Return for any Performance Period, but is negative, the number of Earned PSUs otherwise determined for such Performance Period will be reduced by 50%.

Table 1: Performance Period: January 1, 2017 – December 31, 2017
Number of Target Units: 1/3 of the Target PSU Award

TSR Achievement	Below Index Return (Threshold)	At Index Return or Greater
Payout % of Target Units	0%	100%

Table 2: Performance Period: January 1, 2017 – December 31, 2018
Number of Target Units: 2/3 of the Target PSU Award, less any previous Earned Units

TSR Achievement	Below Index Return (Threshold)	At Index Return or Greater
Payout % of Target Units	0%	100%

Table 3: Performance Period: January 1, 2017 – December 31, 2019
Number of Target Units: Target PSU Award, less any previous Earned Units

TSR Achievement	Below Index Return (Threshold)	At Index Return or Greater (Target)	Greater than Index Return by 200 Basis Points (Maximum)
Payout % of Target Units	0%	100%	200%

For purposes of this Exhibit A:

“Company TSR” means total stockholder return for CyrusOne, calculated as follows: Begin with the trailing one month average adjusted closing stock price at the end of the Performance Period, subtract the trailing one month average adjusted closing stock price at the beginning of the Performance Period, divided by the trailing one month average adjusted closing stock price at the beginning of the Performance Period. The adjusted stock price calculations will be based off publicly available data from Yahoo finance or other equivalent provider if Yahoo finance is not available.

“Index Return” means the annual return of the MSCI US REIT Index (RMS) for the applicable Performance Period.

“TSR Achievement” means Company TSR versus the Index Return.

To illustrate the calculation methodology, assume that a participant’s Target PSU Award is 9,000 PSUs. The TSR Achievement for the first Performance Period equals the Index Return (which equals a Payout % of 100%); the TSR Achievement for the second Performance Period is less than the Index Return by 50 Basis Points (which equals a Payout % of 0% because it is below the Threshold performance level); and the TSR Achievement for the third Performance Period is greater than the Index Return by 250 Basis Points (which equals a Payout % of 200%). The number of Earned PSUs with respect to each Performance period is calculated as follows:

1.	January 1, 2017 – December 31, 2017:
(3,000 PSUs x 100%) = 3,000 Earned PSUs

2.	January 1, 2017 – December 31, 2018:
(6,000 PSUs x 0%) – 3,000 previous Earned PSUs = 0 Earned PSUs

3.	January 1, 2017 – December 31, 2019:
(9,000 PSUs x 200%) – 3,000 previous Earned PSUs = 15,000 Earned PSUs

EXHIBIT B

NON-DISCLOSURE AND NON-COMPETITION AGREEMENT

CyrusOne LLC, and its subsidiaries and affiliates (collectively, the “Company”) require certain employees to sign non-disclosure and non-competition agreements (“Agreement”) as part of the Company's efforts to protect its confidential information and goodwill, and to maintain its competitive position. In consideration of employment, promotion, the provision of confidential information and goodwill and/or other valuable consideration, the employee ("Employee") entering into this Agreement agrees as follows:

1.The Company provides colocation and associated services to businesses.
2.    In conducting its business, the Company develops and utilizes, among other things, technology, data, research and development, concepts, goodwill, customer relationships, training, and trade secrets. The success of the Company and each of its employees is directly predicated on the protection of the Company’s goodwill and its confidential, proprietary, and/or trade secret information. Employee acknowledges that in the course of employment with the Company, Employee will be entrusted with, have access to and obtain goodwill belonging to the Company and intimate, detailed, and comprehensive knowledge of confidential, proprietary, and/or trade secret information ("Information") that Employee did not have or have access to prior to signing this Agreement, including some or all of the following: (1) information concerning the Company’s products and services; (2) information concerning the Company’s customers, suppliers and employees; (3) information concerning the Company’s advertising and marketing plans; (4) information concerning the Company’s strategies, plans, goals, projections, and objectives; (5) information concerning the Company’s research and development activities and initiatives; (6) information concerning the strengths and weaknesses of the Company’s products or services; (7) information concerning the costs, profit margins, and pricing associated with the Company’s products or services; (8) information concerning the Company’s sales strategies, including the manner in which it seeks to position its products and services in the market; (9) financial information concerning the Company’s business, including budgets and margin information, and (10) other information considered confidential by the Company. Employee may also be entrusted with and have access to Third Party Information. The term “Third Party Information” means confidential or trade secret information that the Company may receive from third parties or information which is subject to a duty on the Company’s part to maintain the confidentiality of such Third Party Information and to use it only for limited purposes. The terms “Information” and “Third Party Information” do not include information that becomes generally available to the public other than as a result of unauthorized disclosure by Employee.
3.    Employee agrees that the Information and goodwill are highly valuable, provide a competitive advantage to the Company and allow Employee a unique competitive opportunity and advantage in developing business relationships with the Company’s current or prospective customers in the industry. Employee further agrees that, given the markets in which the Company competes, confidentiality of the Information is necessary without regard to any geographic limitation.
4.    Both during and after Employee’s employment with the Company, Employee agrees to retain the Information and Third Party Information in absolute confidence and not to use the Information or Third Party Information, or permit access to or disclose the Information or Third Party Information to any person or organization without the Company’s express written consent, except as required for Employee to perform Employee’s job with the Company or as otherwise provided in Section 21 below. Employee’s obligations set forth in the preceding sentence are in addition to any other obligations Employee has to protect the Information and Third Party Information, including obligations arising under the Company’s policies, ethical rules, and applicable law. Employee further agrees not to use the goodwill for the benefit of any person or entity other than the Company. Employee hereby agrees that upon cessation of Employee’s employment, for whatever reason and whether voluntary or involuntary, or upon the request of the Company at any time, Employee will immediately surrender to the Company all of the property and other things of value in Employee’s possession or in the possession of any person or entity under Employee’s control that are the property of the Company, including without any limitation all personal notes, drawings, manuals, documents, photographs, or the like, including all electronically stored information, as well as any copies and derivatives thereof, relating directly or indirectly to any Information or New Developments (as defined below), or relating directly or indirectly to the business of the Company, or, with the Company’s written consent, shall destroy such copies of such materials, including any copies stored in electronic format.
5.    Employee recognizes the need of the Company to prevent unfair competition and to protect the Company’s legitimate business interests. Therefore, ancillary to the otherwise enforceable agreements set forth in this Agreement, and to avoid the actual or threatened misappropriation of the Information or goodwill, Employee agrees to the restrictive covenants set forth in this Agreement. Accordingly, Employee agrees that, during Employee's employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not for any reason, accept employment or engage in any business activity (whether as a principal, partner, joint venturer, agent, employee, salesperson, consultant, independent contractor, director or officer) with a “Competitor” of the Company where such employment or activity would involve Employee:
(i)    providing, selling or attempting to sell, or assisting in the sale or attempted sale of, any services or products competitive with or similar to those services or products with which Employee had any involvement, and/or regarding which Employee had access to any Information, during Employee’s employment with the Company (including any products or services being researched or developed by the Company during Employee’s employment with the Company); or

(ii)    providing or performing services that are similar to any services that Employee provided to or performed for the Company during Employee’s employment with the Company.
For purposes of this provision, a “Competitor” is any business or entity that, at any time during the one-year period following Employee’s separation from employment, provides or seeks to provide, any products or services similar or related to any products sold or any services provided by the Company. “Competitor” includes, without limitation, any company or business that provides data colocation and related services to businesses or entities.
The restrictions set forth in this Section 5 will be limited to the geographic areas (i) where Employee performed services for the Company, (ii) where Employee solicited or served the Company’s customers or clients, or (iii) otherwise impacted or influenced by Employee’s provision of services to the Company. Notwithstanding the foregoing, Employee may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers Automatic Quotation System or equivalent non-U.S. securities exchange, (B) Employee is not a controlling person of, or a member of a group which controls, such entity and (C) Employee does not, directly or indirectly, own one percent (1%) or more of any class of securities of such entity.
6.    During Employee's employment and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, through any person or entity, communicate with (i) any of the Company’s customers known to Employee during Employee’s employment with the Company and from which the Company generated revenue during the one-year period preceding Employee’s separation from employment; (ii) any prospective customers known to Employee during the one-year period prior to Employee’s separation from employment; or (iii) any of the Company’s suppliers known to Employee during the one-year period prior to Employee’s separation from employment, in each case, for the purpose or intention of (x) attempting to sell any products or services competitive with or similar to those products or services provided by the Company or (y) attempting to divert business of any such customer, prospective customer or supplier from the Company to a Competitor.
7.    During Employee's employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, either directly or indirectly, solicit business from or interfere with or adversely affect, or attempt to interfere with or adversely affect, the Company’s relationships with any person, firm, association, corporation or other entity which was known by Employee during his/her employment with the Company to be, or is included on any listing to which Employee had access during the course of employment as, a customer, client, supplier, consultant or employee of the Company and Employee shall not divert or change, or attempt to divert or change, any such relationship to the detriment of the Company or to the benefit of any other person, firm, association, corporation or other entity.

8.    During Employee's employment and for a period of one year following Employee’s separation from employment for any reason, Employee shall not, without the prior written consent of the Company, accept employment, as an employee, consultant or otherwise, with any person or entity which was a customer or supplier of the Company at any time during the one-year period preceding Employee’s separation from employment with the Company.
9.    In the event Employee is uncertain as to the application of this Agreement to any contemplated employment opportunity or business activity, Employee agrees to inquire in writing of the Company’s Department of Human Resources, specifying the contemplated opportunity or activity. The Company will attempt to respond within ten (10) business days following receipt of said writing. In no event will the Company’s failure to respond within ten business days constitute a waiver of any of the provisions of this Agreement.
10.    All ideas, inventions, discoveries, concepts, trademarks, or other developments or improvements, whether patentable or not, conceived by Employee, alone or with others, at any time during the term of Employee’s employment, whether or not during working hours or on the Company’s premises, which are within the scope of or related to the business operations of the Company (“New Developments”), shall be and remain the exclusive property of the Company. To the extent permitted by law, all New Developments consisting of copyrightable subject matter shall be deemed “work made for hire” as defined in 17 U.S.C. § 101. To the extent that the foregoing does not apply, Employee hereby assigns to the Company, for no additional consideration, Employee’s entire right, title and interest in and to all New Developments. Employee shall do all things reasonably necessary to ensure ownership of such New Developments by the Company, including the execution of documents assigning and transferring to the Company, all of Employee’s rights, title, and interest in and to such New Developments, and the execution of all documents required to enable the Company to file and obtain patents, trademarks, and copyrights in the United States and foreign countries on any of such New Developments.
11.    Subject to Section 21 below, Employee will not disparage the Company in any way which could adversely affect the goodwill, reputation, and business relationships of the Company with the public generally, or with any of their customers, suppliers, or employees.

12.    During Employee's employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will not, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to terminate his/her employment or consulting relationship with the Company, nor will Employee, directly or indirectly, induce or seek to induce any other employee or consultant of the Company to accept employment with a Competitor, nor will Employee be involved in the hiring of any other employee or consultant of the Company on behalf of any person or entity other than the Company. Without limitation, Employee will not, directly or indirectly, induce or seek to induce any other current or former employee or consultant of the Company to violate any of his/her non-compete and/or non-solicitation and/or non-disclosure and/or non-disparagement agreement(s) with the Company.

13.    During Employee’s employment by the Company and for a period of one year following Employee’s separation from employment for any reason, Employee will, before accepting an offer of employment from any person or entity, provide such person or entity a copy of this Agreement. Employee authorizes the Company to provide a copy of this Agreement to any and all future employers of Employee.

14.    Employee represents that Employee is not bound by any agreement or other duty to a former employer or any other party that would prevent Employee from fully performing Employee’s duties and responsibilities for the Company or complying with any obligations hereunder. Employee agrees that Employee will not use or disclose any confidential or proprietary information or trade secrets of any former employer or other person or entity in the course of Employee’s employment with the Company, and Employee will not bring onto the premises of the Company any such information unless consented to in writing by such former employer, person or entity.

15.    Employee further agrees and consents that this Agreement and the rights, duties, and obligations contained in it may be and are fully transferable and/or assignable by the Company, and shall be binding upon and inure to the benefit of the Company’s successors, transferees, or assigns.

16.    Employee further agrees that any breach or threatened breach of this Agreement would result in material damage and immediate and irreparable harm to the Company. Employee further agrees that any breach of the restrictive covenants contained herein would result in the inevitable disclosure of the Information. Employee therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to injunctive and other equitable relief, without posting bond or other security, in the event of any such breach or threatened breach by Employee. Employee acknowledges that the prohibitions and obligations contained in this Agreement are reasonable and do not prevent Employee’s ability to use Employee’s general abilities and skills to obtain gainful employment. Therefore, Employee agrees that Employee will not sustain monetary damages in the event that Company obtains a temporary, preliminary or permanent injunction to enforce this Agreement.

17.    If in any judicial proceeding or arbitration, a court or an arbitrator finds that any of the restrictive covenants in this Agreement exceed the time, geographic or scope limitations permitted by applicable law, Employee and the Company intend that such provision be reformed by such court or arbitrator to the maximum time, geographic or scope limitation, as the case may be, then permitted by such law. Furthermore, it is agreed that any period of restriction or covenant hereinabove stated shall not include any period of violation or period of time required for litigation or arbitration to enforce such restrictions or covenants.

18.    Employee agrees that this Agreement shall be governed by the laws of the State of Texas, without giving effect to any conflict of law provisions. Employee further voluntarily consents and agrees that the state or federal courts with jurisdiction over Denton County, Texas: (i) must be utilized solely and exclusively to hear any action arising out of or relating to this Agreement; and (ii) are a proper venue for any such action and Employee consents to the exercise by such court of personal jurisdiction over Employee for any such action.

19.    If any of the provisions in this Agreement conflict with similar provisions in any other document or agreement related to Employee’s employment with Company, the provisions of this Agreement will apply; provided, however, if the restrictions set forth in the other document or agreement at issue are broader in scope than those in this Agreement and are enforceable under applicable law, those restrictions in the other document or agreement will apply. The provisions of this Agreement are severable. To the extent that any portion of this Agreement is deemed unenforceable, such portion may, without invalidating the remainder of the Agreement, be modified to the limited extent necessary to cure such unenforceability, such unenforceability shall not affect any other provisions in this Agreement, and this Agreement shall be construed as if such unenforceable provision had never been contained herein.

20.    This Agreement does not obligate Company to employ Employee for any period of time and Employee's employment is "at will."

21.     Notwithstanding any other provision of this Agreement, nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government Agencies”), or from providing truthful testimony in response to a lawfully issued subpoena or court order. Employee understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.

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